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Exhibit (a)(5)(C)

For Immediate Release

STR ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

        East Windsor, Conn., March 7, 2014 ... STR Holdings, Inc. (NYSE: STRI) (the "Company") today announced the final results of its modified "Dutch auction" tender offer (the "Offer"), which expired at 11:59 p.m. New York City time, on Monday, March 3, 2014.

        The Company has accepted for purchase 15,611,958 shares of the Company's common stock at a purchase price of $1.54 per share, for an aggregate cost of $24,042,415.32, excluding fees and expenses relating to the Offer. These shares represent approximately 37.3% of the total number of shares of Company common stock issued and outstanding as of March 5, 2014. The Company funded its purchase of the shares tendered in the Offer using a portion of its cash and cash equivalents.

        The Company's depositary for the tender offer, Broadridge Corporate Issuer Solutions, Inc., will promptly pay for the shares accepted for purchase. The Company is purchasing all shares validly tendered and not withdrawn in the tender offer.

        Cowen and Company, LLC served as dealer manager for the tender offer, and Georgeson Inc. served as information agent for the tender offer. For more information about the tender offer, please contact Georgeson Inc. toll-free at +1 888-877-5373.

About STR

        STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company's website at www.strsolar.com.

Safe Harbor Statement

        This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties, including but not limited to the risks and uncertainties described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our periodic reports on Forms 10-K, 10-Q and 8-K filed from time to time with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. These forward-looking statements present the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based upon assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Contact: Joseph C. Radziewicz
Vice President and Chief Financial Officer
STR Holdings, Inc.
(860) 763-7014, x7437
joseph.radziewicz@strholdings.com

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STR ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER